SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

AMENDMENT

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 11, 2005

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code:

(253) 850-3500

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Flow International Corporation hereby amends Items 1.01 and 9.01 of its Current Report on Form 8-K filed July 19, 2005 as set forth below:

ITEM 1.01. Entry Into A Material Definitive Agreement

Flow International Corporation announced that it has entered into a new three-year senior credit agreement with Bank of America N.A. and U.S. Bank N.A. The agreement provides for a revolving credit line of up to $30 million and is collateralized by a general lien on all of the Company’s assets. The new agreement replaces the Company’s short-term facility, which was due to expire on August 1, 2005, with the new facility, which expires July 8, 2008. The new agreement bears interest at the bank’s prime rate (5.50% at April 30, 2005) or is linked to LIBOR (2.6% at April 30, 2005) plus a percentage depending on the Company’s leverage ratios, at the Company’s option. The agreement sets forth specific financial covenants to be attained on a quarterly basis, based on funded debt, tangible net worth and liquidity ratios. The Company also pays an annual letter of credit fee equal to 2.5% of the amount available to be drawn under each outstanding letter of credit. The annual letter of credit fee is payable quarterly in arrears. The new agreement, similar to the prior agreements, includes a subjective acceleration clause which permits the lenders to deman payment in the event of a material adverse change.

ITEM 9.01. Exhibits

(c) Exhibits

10.1 Credit Agreement dated as of July 8, 2005 among Flow International Corporation, Bank of America, N.A. and U.S. Bank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2005	FLOW INTERNATIONAL CORPORATION

	By:	/s/ Stephen D. Reichenbach
Stephen D. Reichenbach
Chief Financial Officer